Mesa Labs Reports 50% Increase in Quarterly Revenues

LAKEWOOD, Colo., Aug. 16 /PRNewswire-FirstCall/ --  Mesa Laboratories, Inc. (Nasdaq: MLAB) today reported a fifty percent increase in revenue for the fiscal first quarter ended June 30, 2010.

Highlights:

  First quarter revenues increased 50% compared to the same quarter last fiscal year
  GAAP net income increased 29% compared to the same quarter last fiscal year
  Quarterly operating income increased to $2,214,000, setting a new record
  Quarterly non-GAAP adjusted earnings per share of $0.44(1)

For the first quarter of fiscal 2011, net sales increased 50 percent to $7,455,000 from $4,977,000 in the same quarter last year.  Of the $2,478,000 sales increase, $2,112,000 was added as a result of strategic acquisitions of product lines and operating units since the same quarter in the prior year.  Organic growth of Mesa's previously existing product lines was $366,000, or seven percent, compared to the same quarter last year.

GAAP net income for the quarter increased 29 percent to $1,320,000 or $.40 per diluted share of common stock compared to $1,026,000 or $.31 per diluted share of common stock last year.  On a non-GAAP basis, adjusted net income for the quarter increased 35 percent to $1,470,000 or $.44 per diluted share of common stock compared to $1,092,000 or $.34 per diluted share of common stock last year.  See the note below for an explanation of the calculation of adjusted net income and adjusted net income per share.

"I am happy to report a significant increase in both sales and profits this quarter," said John J. Sullivan, President and Chief Executive Officer.  "The acquisition of the Torqo product line in December of 2009 and SGM Biotech, Inc. in April of 2010 have combined to increase sales by approximately 42%.  Their contribution, coupled with good organic growth this quarter from Mesa's other product lines, resulted in the large revenue gain.  Both of these new product lines turned in excellent performance this quarter, and I am confident that this will continue for the remainder of this fiscal year.  Looking forward, I am excited about Mesa's prospects for fiscal 2011.  We should see continued improvement in both sales and profits, as the full effect of these two new acquisitions is realized and we start to see the positive impact of our integration efforts on profitability."

"While Mesa posted a significant improvement in net income over last year, it was negatively impacted this quarter by one-time expenses associated with the SGM acquisition of approximately $128,000," continued John Sullivan.  "In addition, new recurring costs associated with a higher tax rate, interest expenses on outstanding debt, and intangibles amortization all negatively impacted our net income this quarter, and these costs will continue going forward.  Regardless, our quarterly net income rose significantly and operating income reached a new record of $2,214,000.  This quarter we are initiating the reporting of two non-GAAP measures, adjusted net income and adjusted earnings per diluted share.  These non-GAAP measures eliminate the non-cash intangibles amortization expenses associated with acquisitions, such as those we have completed in the past few months.  As we continue to acquire companies and product lines, these amortization expenses will grow and temper the growth of our GAAP net income and EPS.  We are reporting these new non-GAAP measures because we believe that it provides additional information for investors that is closely tied to Mesa's operational performance.(1)"

During the first quarter of fiscal 2011, sales of the Company's medical products and services decreased five percent compared to the prior year period.  This decrease was due to lower sales of dialysis meters that was partially offset by increased sales of calibration solutions and dialysis meter service.

During the first quarter of fiscal 2011, DataTrace sales increased 22 percent compared to the same period last year.  The increase in DataTrace sales during the quarter was largely the result of improved sales of the Micropack RF products.

Sales of Mesa's biological indicator products increased 101 percent compared to the first quarter of the prior year.  Of the increase in biological indicator products, 96% was due to the acquisition of SGM Biotech, Inc. part way through the quarter and 5% was organic growth of previously existing products.

Sales of Torqo products reached $459,000 during the first quarter of fiscal 2011, a 53 percent increase over the fourth quarter of last fiscal year, which was the first full quarter of sales for this product line.

Mesa Laboratories develops, acquires, manufactures and markets electronic instruments and disposables for industrial, pharmaceutical and medical applications.

This news release contains forward-looking statements which involve risks and uncertainties.  The Company's actual results could differ materially from those in any such forward-looking statements.  Additional information concerning important factors that could cause results to differ materially from those in any such forward-looking statement is contained in the Company's Annual Report on Form 10-K for the year ended March 31, 2010 as filed with the Securities and Exchange Commission, and from time to time in the Company's other reports on file with the Commission.

(1) The non-GAAP measures of adjusted net income and adjusted earnings per share are defined to exclude the impacts of non-cash intangibles amortization, net of its tax effects. A reconciliation between these non-GAAP measures and their GAAP counterparts is set forth in the table below, along with additional information regarding their use.

FINANCIAL SUMMARY

STATEMENT OF EARNINGS (Unaudited)
	Quarter Ended June 30,
	2010	2009
Net Sales	$7,455,000	$4,977,000
Cost of Goods	3,074,000	1,994,000
Gross Profit	4,381,000	2,983,000
Operating Expense	2,167,000	1,375,000
Operating Income	2,214,000	1,608,000
Other (Income) & Expense	12,000	(6,000)
Earnings Before Taxes	2,202,000	1,614,000
Income Taxes	882,000	588,000

Net Income	$1,320,000	$1,026,000

Earnings Per Share (Basic)	$ .41	$ .32
Earnings Per Share (Diluted)	$ .40	$ .31

Average Shares (Basic)	3,212,000	3,187,000
Average Shares (Diluted)	3,308,000	3,258,000

BALANCE SHEETS (Unaudited)
	June 30	March 31
	2010	2010
Cash and Short-Term
Investments	$2,541,000	$10,471,000
Other Current Assets	11,531,000	10,003,000
Total Current Assets	14,072,000	20,474,000
Property and Equipment	7,462,000	4,239,000
Other Assets	21,110,000	8,926,000

Total Assets	$42,644,000	$33,639,000

Liabilities	$10,406,000	$2,442,000
Stockholders' Equity	32,238,000	31,197,000

Total Liabilities and Equity	$42,644,000	$33,639,000

NON-GAAP ADJUSTED NET INCOME AND NON-GAAP DILUTED EPS RECONCILIATIONS (Unaudited)
	Quarter Ended June 30,
	2010	2009
Net Income	$1,320,000	$1,026,000
Intangibles Amortization	$150,000	$66,000
Adjusted Net Income	$1,470,000	$1,092,000
Fully Diluted Shares Outstanding	3,308,000	3,258,000
Adjusted EPS	$0.44	$0.34

The non-GAAP measures of adjusted net income and adjusted earnings per share presented in the reconciliation above are defined to exclude the impacts of non-cash intangibles amortization, net of their tax effects.  The tax effect is calculated using the average corporate rate for that period multiplied by the elimination.  We believe that excluding these acquisition related expenses provides the ability to understand the benefits of acquisitions based on their cash return.

We provide non-GAAP net income and non-GAAP earnings per share amounts in order to provide meaningful supplemental information regarding our operational performance.  Our management uses non-GAAP measures to evaluate the performance of our business and to compensate employees.  This information facilitates our management's internal comparisons to our historical operating results as well as to the operating results of our competitors.  Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both our non-GAAP and our GAAP results.

Our management recognizes that items such as amortization of intangibles can have a material impact on our net income.  To gain a complete picture of all effects on the company's profit and loss from any and all events, management does (and investors should) rely upon the GAAP income statement.  The non-GAAP numbers focus instead upon the core operating business of the company.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to our financial measures prepared according to GAAP.  They should be evaluated in conjunction with the GAAP financial measures.  It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

CONTACT:  John J. Sullivan, Ph.D., President and CEO, or Steven W. Peterson, CFO, both of Mesa Laboratories, Inc., +1-303-987-8000